As filed with the U.S. Securities and Exchange Commission on September 1, 2026

Registration No. 333-226234
Registration No. 333-254883
Registration No. 333-264005
Registration No. 333-268328
Registration No. 333-270125
Registration No. 333-275366
Registration No. 333-277484
Registration No. 333-285342
Registration No. 333-293803

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-226234
FORM S-8 REGISTRATION STATEMENT NO. 333-254883
FORM S-8 REGISTRATION STATEMENT NO. 333-264005
FORM S-8 REGISTRATION STATEMENT NO. 333-268328
FORM S-8 REGISTRATION STATEMENT NO. 333-270125
FORM S-8 REGISTRATION STATEMENT NO. 333-275366
FORM S-8 REGISTRATION STATEMENT NO. 333-285342
FORM S-8 REGISTRATION STATEMENT NO. 333-293803

POST-EFFECTIVE AMENDMENT NO. 2 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-277484

UNDER
THE SECURITIES ACT OF 1933

Crinetics Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	26-3744114
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6055 Lusk Boulevard
San Diego, California 92121
(Address of Principal Executive Offices)(Zip Code)

Crinetics Pharmaceuticals, Inc. 2015 Stock Incentive Plan
Crinetics Pharmaceuticals, Inc. 2018 Incentive Award Plan
Crinetics Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan
Crinetics Pharmaceuticals, Inc. 2021 Employment Inducement Incentive Award Plan
(Full title of the plans)

Charles Wagner
President
Crinetics Pharmaceuticals, Inc.
50 Northern Avenue
Boston, Massachusetts 02210
(877) 752-5933
(Name, address and telephone number, including area code, of agent for service)

Copy to:
Graham Robinson, P.C.
Laura P. Knoll, P.C.
Merric Kaufman
Kirkland & Ellis LLP
200 Clarendon Street
Boston, Massachusetts 02116
(617) 385-7500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE REGARDING DEREGISTRATION OF SECURITIES

These post-effective amendments (“Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), each as amended and previously filed with the U.S. Securities and Exchange Commission (the “SEC”) by Crinetics Pharmaceuticals, Inc. (the “Registrant”), to deregister any and all securities that remain unsold or otherwise unissued under each such Registration Statement as of the date hereof:

•
Registration No. 333-226234, filed with the SEC on July 18, 2018, registering 8,008,346 shares of the Registrant’s common stock, par value $0.001 per share (“Shares”), for issuance under the Crinetics Pharmaceuticals, Inc. 2015 Stock Incentive Plan, the Crinetics Pharmaceuticals, Inc. 2018 Incentive Award Plan (the “2018 Plan”), and the Crinetics Pharmaceuticals, Inc. 2018 Employee Stock Purchase Plan (the “2018 ESPP”);

•	Registration No. 333-254883, filed with the SEC on March 31, 2021, registering 6,125,000 Shares for issuance under the 2018 Plan and the 2018 ESPP;

•
Registration No. 333-264005, filed with the SEC on March 31, 2022, registering 4,355,893 Shares for issuance under the 2018 Plan, the 2018 ESPP, and the Crinetics Pharmaceuticals, Inc. 2021 Employment Inducement Incentive Award Plan (the “Inducement Plan”);

•	Registration No. 333-268328, filed with the SEC on November 14, 2022, registering 1,500,000 Shares for issuance under the Inducement Plan;

•	Registration No. 333-270125, filed with the SEC on February 28, 2023, registering 8,000,000 Shares for issuance under the 2018 Plan, the 2018 ESPP and the Inducement Plan;

•	Registration No. 333-275366, filed with the SEC on November 7, 2023, registering 2,500,000 Shares for issuance under the Inducement Plan;

•
Registration No. 333-277484, filed with the SEC on February 29, 2024, registering 4,090,513 Shares for issuance under the 2018 Plan and the 2018 ESPP, as amended by that certain Post-Effective Amendment No. 1 to Registration No. 333-277484, filed with the SEC on March 1, 2024; Registration No. 333-285342, filed with the SEC on February 27, 2025, registering 7,575,584 Shares for issuance under the 2018 Plan, the 2018 ESPP and the Inducement Plan; and

•	Registration No. 333-293803, filed with the SEC on February 26, 2026, registering 4,778,774 Shares for issuance under the 2018 Plan.

Pursuant to the Agreement and Plan of Merger, dated July 6, 2026, by and among the Registrant, Vertex Pharmaceuticals Incorporated, a Massachusetts corporation (“Parent”), and Clark Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Registrant (the “Merger”) on September 1, 2026, with the Registrant surviving the Merger as a wholly owned subsidiary of Parent. In connection with the Merger, the offerings pursuant to the Registration Statements are being terminated.

As a result of the Merger, the Registrant has terminated all offerings of its securities pursuant to the above-referenced Registration Statements. In accordance with undertakings made by the Registrant in the Registration Statements to remove from registration, by means of a post-effective amendment, all of the securities that have been registered for issuance and that remain unsold at the termination of the offering, the Registrant, by filing these Post-Effective Amendments, hereby terminates the effectiveness of each of the Registration Statements and removes and withdraws from registration all of such securities of the Registrant registered but not sold or otherwise issued under the Registration Statements, if any, as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, State of Massachusetts, on September 1, 2026.

Crinetics Pharmaceuticals, Inc.

By:	/s/ Charles Wagner
Charles Wagner President

Pursuant to Rule 478 under the Securities Act, no other person is required to sign these Post-Effective Amendments.